UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Instructure, Inc.

(Name of Registrant as Specified In Its Charter)

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The following is a blog post authored by Dan Goldsmith, Chief Executive Officer of Instructure, Inc., a Delaware corporation (the “Company”):

To Our Customers:

We hope that this note finds you well and that each of you had a wonderful holiday season filled with family, friends, and community. Like you, we are excited to be back at work and reinvigorated in our shared objective—making a difference every day in the lives of students and educators around the globe.

With the start of the year, and with the recent increase in discussions about Instructure’s strategy, our products, our focus, and our people, I would like to provide you with an update on our proposed transaction with Thoma Bravo, and how Instructure is focusing and organizing for customer success moving forward.

In December, we announced that Instructure had reached an agreement to be acquired by Thoma Bravo, LLC, a private equity investment firm. Our board has always had a financial responsibility to the shareholders of Instructure, but as you all know, key components of the financial health of any organization are ensuring that customers’ needs are being addressed and that innovation is continuing at a healthy pace. Financial health, customer commitment, and innovation are inextricably intertwined and must remain balanced. Thoma Bravo also appreciates this balance and shares our commitment to customer success.

For me, 2019 was a year of listening, reflection, and planning. I spent time meeting with many of you—both formally and informally. I was inspired by your successes and humbled by your challenges. What became increasingly clear as I talked with each of you is that there is much more for us to accomplish together.

As we look to 2020 and beyond, we will mobilize around four foundational objectives that will allow us to continue supporting educators and students, while partnering to make a broader impact on education. These objectives are:

•	Operating Canvas LMS at scale by continuing to invest heavily in core Canvas and expanding the Canvas community, including growth internationally

•	Doubling Down on Education to make a greater impact on teaching and learning through new solutions and expanded partnerships

•	Achieving Bridge Independence in a way that better serves Bridge’s mission while allowing Instructure’s senior management to focus on education

•	Getting Fit as a business through thoughtful investment in people and products, and responsible spending so that we can continue to run a healthy and balanced company

In order to achieve these objectives, we have initiated a handful of structural and people changes. We’ve consolidated our product and engineering organizations under the leadership of Mitch Benson, our Chief Product Officer, to bring customers needs closer to our engineering work. We’ve established a dedicated strategy team led by Jen Goldsmith, our Chief Strategy Officer, to focus on understanding and anticipating emerging customer and market needs. And, most recently, we’ve expanded our customer success organization.

As a result, I am pleased to announce that Melissa Loble, an educator and edtech industry veteran, has been appointed to the role of Chief Customer Experience Officer. Melissa is a long-time Instructure employee that many of you have worked with. Her passion for education has brought relentless focus and boundless energy to her customer success activities. In this new role, Melissa and her organization will be responsible for customer advocacy, customer engagement, and customer success. Melissa will also serve as the executive sponsor for Instructure’s most important customer-focused topics, such as data usage and privacy, and our continued commitment to industry standards.

During the coming weeks, and throughout the year, you will hear more from our senior leaders about our strategy, plan for innovation, and broader focus on education. I would like to personally assure you of our commitment to your success, and thank you for the trust you place in us every day as your partner in learning.

Finally, I want to recognize an American holiday today that carries global significance — Martin Luther King, Jr. Day. I hope that like me, you are able to take time today and this week to reflect on his life and legacy. Dr. King was a person whose vision for civil rights and liberties is an inspiration to all of us to act with greater kindness and commitment to each other.

Keep learning,

Dan

Additional Information and Where to Find It

In connection with the proposed transaction, on January 7, 2020 the Company filed with the SEC a revised definitive proxy statement on Schedule 14A (the “Amended Proxy Statement”), as well as other relevant documents concerning the proposed transaction. The Company mailed the Amended Proxy Statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction on or about January 14, 2020. Investors and security holders of the Company are urged to carefully read the Amended Proxy Statement (and any amendments thereto when such filings become available) and other filings made in connection therewith because such documents will contain important information about the proposed transaction.

Investors and security holders of the Company are able to obtain a free copy of the Amended Proxy Statement, and will be able to obtain a free copy of any amendments thereto, as well as other relevant filings containing information about the Company and the proposed transaction, including materials that are incorporated by reference into the Amended Proxy Statement, without charge, at the SEC’s website (http://www.sec.gov) or from the Company by contacting the Company’s Investor Relations at (866) 574-3127, by email at Investors@instructure.com, or by going to the Company’s Investor Relations page on its website at https://ir.instructure.com/overview/default.aspx and clicking on the link titled “SEC Filings.”

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of the Company’s directors and executive officers and their ownership of Company common stock is set forth in the Company’s annual report on Form 10-K filed with the SEC on February 20, 2019 and the Company’s proxy statement on Schedule 14A filed with the SEC on April 8, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, are contained in the preliminary proxy statement filed with the SEC on December 23, 2019, and the Amended Proxy Statement, and will be contained in the other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of these documents may be obtained, without charge, from the SEC or the Company as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication contains forward-looking information related to the Company and the acquisition of the Company. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of the Company, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of the Company to consummate the proposed transaction on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements and associated system implementations; the satisfaction of the conditions precedent to consummation of the proposed transaction; the Company’s ability to secure regulatory approvals on the terms expected in a timely manner or at all; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative side effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock or on the Company’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; competitive factors, including competitive responses to the transaction and changes in the competitive environment, pricing changes, sales cycle time and increased competition; customer demand for the Company’s products; new application introductions and the Company’s ability to develop and deliver innovative applications and features; the Company’s ability to provide high-quality service and support offerings; the Company’s ability to build and expand its sales efforts; regulatory requirements or developments; changes in capital resource requirements; and other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals.

Further information on these and other risk and uncertainties relating to the Company can be found in its reports on Forms 10-K, 10-Q and 8-K and in other filings the Company makes with the SEC from time to time and available at www.sec.gov. These documents are available under the SEC filings heading of the Investors section of the Company’s website at https://ir.instructure.com/overview/default.aspx.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.